             MARK CENTERS TRUST ANNOUNCES MERGER WITH RD CAPITAL AND
                 SIMULTANEOUS $100 MILLION EQUITY INVESTMENT AND
                REPORTS FOURTH QUARTER AND 1997 OPERATING RESULTS


KINGSTON, PA, April 16, 1998 -- Mark Centers Trust (NYSE: MCT) (the "Company") today announced that they have signed a definitive agreement to merge the Company with RD Capital, Inc. and certain affiliates ("RD Capital"), and simultaneously, RD Capital will make a $100 million cash investment in the Company for common stock. RD Capital is a fully integrated real estate operating company focused primarily on the acquisition, redevelopment, ownership and management of neighborhood and community shopping centers in the East and Midwest regions of the United States. The Company's name will be changed to Acadia Realty Trust to reflect the recapitalization, strategic repositioning and new management of the Company, and the Company's headquarters will be moved to New York City.

Transaction Overview:
In exchange for contributing 12 retail shopping centers containing 2.2 million square feet, five multi-family apartment complexes containing 2,327 units and their related management company, RD Capital will receive in aggregate 11.3 million operating partnership units which are convertible on a one for one basis into common stock of the Company. In addition, RD Capital will invest $100 million of cash into the Company in exchange for 13.3 million shares of common stock to deleverage the combined Company's balance sheet. The common stock and operating partnership units issued to RD Capital have been valued at $7.50 per share. Upon consummation of the transaction, the Company's portfolio will increase to 51 retail properties and 5 multi-family apartment properties in 16 states in the East, Midwest and Southeast regions of the United States. In addition, the 102 employees of RD Capital will become employees of the Company.

Management Changes:
Upon closing, Ross Dworman and Ken Bernstein of RD Capital will become Chief Executive Officer and President, respectively, of the Company, and Marvin L. Slomowitz will step down as Chairman and Chief Executive Officer. The board of the Company will be reconfigured to seven trustees: Messrs. Dworman and Bernstein, two independent director designees of RD Capital, Mr. Slomowitz and two independent director designees of the current board of the Company.

Marvin Slomowitz, current Chairman and CEO of the Company, commented: "We are thrilled to combine our Company with RD Capital and benefit from their proven track record of acquiring, renovating and repositioning shopping centers. As a continuing substantial shareholder and board member, I am confident in Ross and Ken's ability to create value for the Company's shareholders."




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Messrs. Dworman and Bernstein have over 30 years of combined real estate experience and have been working together at RD Capital since 1990. RD Capital has owned and operated over $500 million of retail and multi-family properties and specializes in buying and repositioning under-performing real estate assets.

Ross Dworman, founder and Chief Executive Officer of RD Capital, commented: "The merger of RD Capital and the Company provides a strong platform to create one of the top shopping center REITs in the country. With improved access to capital, we intend to employ an aggressive acquisition program to accelerate FFO per share growth and maximize shareholder value. In addition, we intend to assess disposition opportunities in order to redeploy capital on a long-term accretive basis."

Ken Bernstein, President of RD Capital, commented: "New management will immediately pursue opportunities to increase property level cash flow. By contributing RD Capital's real estate portfolio, the combined Company is doubling in size and will benefit from improved overall tenant quality and geographic diversification."

Definitive Agreement; Dividend:
The definitive agreement between the Company and RD Capital has been unanimously approved by the Board of Trustees of the Company. The transaction is subject to the approval of the shareholders of the Company and other customary closing conditions. The Company intends to promptly file proxy materials and anticipates submitting the transaction to a shareholder vote in the third quarter of 1998. In connection with the transaction, Bear, Stearns & Co. Inc. is acting as financial advisor to the Company and Donaldson, Lufkin & Jenrette Securities Corporation is acting as financial advisor to RD Capital.

Pursuant to the terms of the definitive agreement, the Company has agreed not to declare a dividend. The Company is currently utilizing its cash flow and debt financing to continue to install tenants into its properties. After closing, the newly reconstituted board of trustees will reassess the Company's dividend policy in light of the new Company's cash flow and prospects. If the transaction is not completed, the Company's dividend is currently not expected to be reinstated for the foreseeable future.

RD Capital Properties:
                                     Retail

Property          City                      State    GLA               Anchors
--------          ----                      -----    ---               -------

Soundview         Port Washington           NY       183,000           RKO Theatres, King Kullen
Crossroads        Greenburgh                NY       310,000           Caldor, Waldbaum's, Barnes & Noble
Smithtown         Smithtown                 NY        85,000           Daffy's, Walgreen, Starbuck's
Branch            Smithtown                 NY       126,000           Grand Union, CVS Drug
Elmwood           Elmwood  Park             NJ       122,000           Grand Union, Walgreen
Absecon           Absecon                   NJ       115,000           A&P, Eckerd Drug, Blockbuster Video
Town Line         Rocky Hill                CT       193,000           Waldbaum's
Walnut Hill       Woonsocket                RI       291,000           Shaw's, Sears Roebuck, CVS Drug
Atrium Mall       Abington                  PA       178,000           A&P, Circuit City, TJ Maxx
Bloomfield        Bloomfield Hills          MI       229,000           TJ Maxx, Old Navy, Office Max,
                                                                       Burlington Coat
Merrillville      Hobart                    IN       235,000           JC Penney, Toys R Us, TJ Maxx
Hobson West       Naperville                IL       100,000           Eagle Foods
                                                     -------
Total                                              2,167,000


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                                  Multi-Family

Property                         City                   State         Units
--------                         ----                   -----         -----
Marley Run Apartments            Baltimore              MD            336
Glen Oaks                        Greenbelt              MD            463
Village Apartments               Winston-Salem          NC            660
GHT Apartments                   Columbia               MO            583
The Colony                       Columbia               MO            285
                                                                      ---
Total                                                               2,327

Fourth Quarter and 1997 Earnings Information:
On a historical comparative basis, FFO for the quarter ended December 31, 1997 was $2,860,000, or $0.28 per share, compared to $3,077,000, or $0.30 per share, for the quarter ended December 31,1996. Total revenues were essentially level at $11,297,000 for the fourth quarter of 1997 compared to $11,282,000 for the fourth quarter of 1996. Interest expense increased $245,000, or $0.02 per share, to $3,911,000 for fourth quarter 1997 from $3,666,000 for the fourth quarter 1996 primarily attributable to higher average outstanding borrowings related to development, renovation, expansion and tenant replacement activities.

The Company is continuing its ongoing efforts to install tenants under signed leases. Construction is currently ongoing at the Mark Plaza for a Redner's supermarket with an anticipated second quarter 1998 opening. In addition, construction has commenced on a ten screen Hoyt's Cinema at the Manahawkin Shopping Center in Manahawkin, New Jersey with completion anticipated during fourth quarter 1998.

A net loss of $435,000, or $0.05 per share, was incurred for the quarter ended December 31, 1997 compared to a net loss of $675,000, or $0.08 per share, for the quarter ended December 31, 1996. The decrease in the net loss experienced was primarily attributable to a $392,000, or $0.04 per share, adjustment for the revaluation of property held for sale as of December 31, 1996 and the write-off of deferred financing costs totalling $190,000, or $0.02 per share, during 1996 following the refinancing of certain debt as well as the above-mentioned factors.

FFO for the twelve months ended December 31, 1997 was $10,827,000, or $1.06 per share, compared to $12,372,000, or $1.22 per share, for the twelve months ended December 31, 1996. A net loss of $1,564,000, or $0.18 per share, was incurred for the twelve months ended December 31, 1997 compared to a net loss of $724,000, or $0.08 per share, for the same period in 1996. The increase in the net loss was primarily attributable to the factors above as well as increases in depreciation and amortization expenses for 1997 of $370,0000, or $0.04 per share, relating to the Company's development, expansion and retenanting efforts.

The Company will hold a conference call on Thursday, April 16, 1998 at 3:00 p.m. eastern standard time. In order to participate, please dial 1-888-214-7566 ten minutes prior to the call's commencement. A Postview recording of this call will be available on Friday, April 17, 1998, from 9:00 a.m. to 1:00 p.m. eastern standard time. Postview may be accessed by dialing 1-800-633-8284 and giving the reference number of 4168292 when asked.






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                               MARK CENTERS TRUST
                       FINANCIAL AND OPERATING HIGHLIGHTS
                      (in thousands, except per share data)


                                                            For the quarter ended              For the year ended
                                                                  December 31,                     December 31,
                                                            1997              1996             1997            1996
                                                            ----              ----             ----            ----
Funds From Operations
                     Revenues
Minimum rents (a)                                         $ 8,470           $ 8,520           $33,361           $33,396
Percentage rents                                              952               998             3,182             2,795
Expense reimbursements                                      1,617             1,565             6,632             6,559
Other                                                         258               199             1,014               747
                                                          -------           -------           -------           -------
     Total revenue                                         11,297            11,282            44,189            43,497
                                                          -------           -------           -------           -------
                     Expenses
Property operating  (b)                                     2,192             2,276             9,113             9,181
Real estate taxes                                           1,445             1,336             5,691             5,285
General and administrative                                    702               692             2,339             2,796
                                                          -------           -------           -------           -------
     Total operating expenses                               4,339             4,304            17,143            17,262
                                                          -------           -------           -------           -------
Operating income                                            6,958             6,978            27,046            26,235
Interest expense                                            3,911             3,666            15,444            12,733
Amortization of deferred financing costs                      135               183               567               915
Depreciation of non-real estate assets                         52                52               208               215
                                                          -------           -------           -------           -------
Funds from operations                                     $ 2,860           $ 3,077           $10,827           $12,372
                                                          =======           =======           =======           =======
Funds from operations per share (c)                       $  0.28           $  0.30           $  1.06           $  1.22
                                                          =======           =======           =======           =======


(a)    Excludes income from straight-lining of rents.
(b) Represents all expenses other than depreciation, amortization, write-off of unbilled rent receivables recognized on a straight-line basis and the non-cash charge for compensation expense related to the Company's restricted share plan.
(c) Assumes full conversion of 1,623,000 OP Units into common shares of the Company for the years ended December 31, 1997 and 1996, respectively, for a total of 10,177,177 and 10,171,817 shares, respectively.
(d) Net loss per share is computed based on the weighted average number of shares outstanding for the years ended December 31, 1997 and 1996 of 8,551,930 and 8,546,553, respectively.





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
                                                            For the quarter ended              For the year ended 6
                                                                 December 31,                      December 31,
                                                             1997            1996              1997           1996
                                                             ----            ----              ----           ----
Reconciliation of Funds from Operations to Net Income
-----------------------------------------------------

Funds from operations above                                 $ 2,860       $  3,077            $10,827        $12,372
Depreciation of real estate and amortization
 of leasing costs                                           (3,346)        (3,205)           (12,993)       (12,268)
Straight-line rents and related write-offs (net)                 --             63                176            164
(Loss) gain  on sale of land                                     --             --               (12)             21
Adjustment (reserve) for environmental                           --          (125)                245          (425)
 remediation costs
Adjustment to carrying value of property held                    --          (392)                 --          (392)
 for sale
Extraordinary item, write-off of deferred                        --          (190)                 --          (190)
 financing costs
Minority interest                                                56            110                217             40
Other non-cash adjustments                                      (5)           (13)               (24)           (46)
                                                        ----------- --------------  -----------------  -------------
Net loss                                                  $   (435)      $   (675)          $ (1,564)     $    (724)
                                                        =========== ==============  =================  =============
Net loss per share -basic and diluted (d)                 $  (0.05)      $  (0.08)         $   (0.18)     $   (0.08)
                                                        =========== ==============  =================  =============

Selected Operating Statistics                                   FQE       FQE
-----------------------------                              12/31/97     9/30/97
Total operating properties                                       39             39
Total GLA                                                     7,262          7,208
Occupancy percent                                               86%            85%
Leased percent                                                  89%            89%

Selected Balance Sheet Information
----------------------------------
Cash and cash equivalents                                $    1,287    $     1,149
Rental property, at cost                                    311,688        310,185
Mortgages payable and lines of credit                       183,943        183,718
Fixed rate debt:
% of outstanding debt                                           95%            95%
Weighted average interest rate                                8.63%          8.60%
Variable rate debt:
% of outstanding debt                                            5%             5%
Weighted average interest rate                                8.98%          7.73%
Total weighted average interest rate                          8.65%          8.51%

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Mark Centers Trust is a self-administered equity real estate investment trust which specializes in the operation, management, leasing, renovation and acquisition of shopping centers situated in underserved retail markets. Based in Kingston, Pennsylvania, the Company currently owns and operates 39 properties totaling approximately 7.3 million square feet, including 34 neighborhood and community shopping centers, three enclosed malls and two mixed-use facilities located in the Northeastern and Southeastern United States.

FOR MORE INFORMATION CONTACT:
-----------------------------
Mark Centers Trust
Joshua Kane,  Senior Vice President & CFO
(717) 288-4581
Website: http://www.markcenters.com
Email: mct@epix.net




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